EXHIBIT 99.4
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                [DAVIES WARD PHILLIPS & VINEBERG LLP LETTERHEAD]



                                    DAVIES WARD PHILLIPS & VINEBERG LLP
                                    44th Floor                Tel   416 863 0900
                                    1 First Canadian Place    Fax   416 863 0871
                                    Toronto Canada  M5X 1B1   www.dwpv.com
December 14, 2005                   Jay A. Swartz
                                    Dir 416 863 5520
                                    jswartz@dwpv.com

                                    File No. 211371

BY FAX

Mr. James R. Van Horn
Vice President, General Counsel and Secretary
Hollinger International Inc.
712 5th Avenue
New York, NY  10019  U.S.A.

Dear Mr. Van Horn:

HOLLINGER INTERNATIONAL INC.

We acknowledge receipt of your letter of December 12, 2005, relating to proposed nominees to the board of directors of Hollinger International Inc. We note that you suggest that Hollinger Inc. has requested proportional representation on the board of Hollinger International; its request is in no way proportional to its voting rights, merely its equity interest.

Hollinger Inc. has the largest equity interest in Hollinger International. As such, it has a vested interest in ensuring that Hollinger International follows the best practices of corporate governance and has a highly competent board to ensure that there is proper oversight for the Corporation. The interests of Hollinger Inc. are aligned with the interests of the other shareholders of Hollinger International who want to maximize the value of their investment.

The directors of Hollinger Inc. were appointed pursuant to an Order of Mr. Justice Campbell of the Ontario Superior Court of Justice. They were chosen because of the integrity, experience and understanding of their fiduciary responsibilities as directors. If they serve as directors of Hollinger International, they will be well aware of their fiduciary responsibilities to all of the stakeholders in Hollinger International. To the extent matters arise in respect of which their roles as directors of both companies create a conflict of interest, such as dealing with litigation between Hollinger International and Hollinger Inc., they would, of course, follow recognized fiduciary practices and excuse themselves from the decision making process. Appropriate conduct in such circumstances is dictated by corporate law and is well understood; the existence of potential conflicts is not a reason for excluding qualified directors from a board, particularly where they will represent a small minority of the board. As you are well aware, it is quite common for significant shareholders of a corporation to nominate directors to a board to ensure that their investment is well managed. We would suggest that it is important for at least some

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directors of Hollinger International to have a significant economic interest the
Corporation or to be responsible to a party that does.

We do recognize that Hollinger International has established a Special Committee to deal with litigation issues arising out of the conduct of certain of its current and former directors. Since this Special Committee is dealing with claims involving Hollinger Inc., both as plaintiff and defendant, we do not expect that any of the nominees of Hollinger Inc. would be appointed to such a committee. However, we do not see any reason why Hollinger Inc.'s nominees would not be considered independent and competent to serve on other committees of the board of Hollinger International. Ultimately, the composition of committees is a matter for the newly elected board to determine.

Hollinger Inc. has made no suggestion as to the course of action it will follow if it is not satisfied with the proposed slate of directors. Any impression which you may have in this regard is a matter of pure conjecture on your part.

We consider your proposal to deny a shareholder its voting rights to be coercive and oppressive and an improper exercise of the fiduciary duties of the current board of Hollinger International. A board of directors should not attempt to interfere with or limit shareholder rights. Hollinger Inc. is aware of the need for stability at the Hollinger International board level and has voluntarily offered to not alter the board which is elected at the January meeting if it is satisfied with the constitution of that board. However, it is not prepared to give up its voting rights as a shareholder on a long term basis; in fact, for the board of Hollinger Inc. to agree to this could be perceived as derogation of its fiduciary responsibilities to the shareholders of Hollinger Inc. We think it is highly improper for Hollinger International to make this request and it certainty raises concerns about the true motivation of the current management of Hollinger International in doing so.

In conclusion, we do not believe that your proposal is either fair or equitable. In fact, we consider it to be quite improper. We are, of course, willing to continue a dialogue with you regarding corporate governance and to address any legitimate concerns which you may have with respect to our proposal.

Yours very truly,


/s/ Jay A. Swartz
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Jay A. Swartz

JAS/sd

cc:      Stanley Beck
         Randy Benson
         David Drinkwater
         Newton Glassman
         David Rattee
         Joseph Wright